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                                                                   Exhibit 99.1




                                             CONTACTS:       SUSAN HUBBARD
                                                             INVESTOR RELATIONS
                                                             (650) 522-5715

                                                             SHERYL MEREDITH
                                                             MEDIA RELATIONS
                                                             (650) 522-5505
FOR IMMEDIATE RELEASE

                     GILEAD ACQUISITION OF NEXSTAR COMPLETED

                  NEW COMPANY POISED TO BECOME A GLOBAL LEADER
                       IN INFECTIOUS DISEASE & ONCOLOGY

FOSTER CITY, CA, JULY 29, 1999 - Gilead Sciences, Inc. (Nasdaq: GILD) and NeXstar Pharmaceuticals, Inc. (Nasdaq: NXTR) today announced that the stockholders of Gilead and NeXstar approved the merger transaction between the two companies. The transaction closed today following approval by the stockholders.

Under the terms of the agreement first announced on March 1, 1999, Gilead acquired all of NeXstar's outstanding stock in a tax-free, stock-for-stock transaction. NeXstar stockholders will receive 0.3786 of a share of Gilead common stock for each share of NeXstar common stock. The exchange ratio of
0.3786 was based on the average closing price of Gilead Sciences common stock from June 28 to July 26, 1999. Valued at $550 million in Gilead Sciences stock, the transaction will be accounted for as a pooling of interests.

"The merger with NeXstar is a critical step in establishing an international organization committed to providing accelerated treatment solutions for infectious diseases and cancer," said John C. Martin, Ph.D., President and Chief Executive Officer of Gilead Sciences. "We not only gain a new drug delivery platform of proven liposomal technology, but the international resources to fully realize the commercial potential of future products in our combined pipeline. We look forward to the rapid and successful integration of the NeXstar people, products and technology."

The combined organization will operate under the name Gilead Sciences, with NeXstar subsidiaries operating at existing sites in the United States, Europe and Australia. Gilead's current Board of Directors will serve as the board for the merged company.

NEW SENIOR MANAGEMENT STRUCTURE

The senior management team for the combined company will be comprised of eight individuals, reporting directly to John Martin. Two are from NeXstar:
Crispin G. S. Eley, Vice President, Pharmaceutical Operations; and Nicole Onetto, Vice President, Medical Affairs. They join six members from Gilead:
Jeffrey W. Bird, Senior Vice President, Business Operations; Norbet W. Bischofberger, Senior Vice President, Research; Howard S. Jaffe, Senior Vice President, Drug Development; William A. Lee, Vice President, Pharmaceutical Product Development; Mark L. Perry, Senior Vice President, Chief Financial Officer and General Counsel; and Marsha Roberts, Vice President, Human Resources.


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Now that the merger is complete, Larry M. Gold, Ph.D., Chairman and Chief
Scientific Officer of NeXstar, and Michael E. Hart, Vice President and Chief Financial Officer of NeXstar, will be leaving the Company to pursue other opportunities. "I would like to commend Larry Gold and Mike Hart for the significant role they each played in building NeXstar into a fully-integrated pharmaceutical company with international operations," said Dr. Martin.

COMBINED COMPANY HAS PROVEN COMMERCIAL PRODUCTS AND BROAD PIPELINE

With the addition of two products from the NeXstar portfolio, Gilead Sciences now has three products on the market worldwide. The combined portfolio includes AmBisome-Registered Trademark- (liposomal amphotericin B), an injectable treatment for serous fungal infections; DaunoXome-Registered Trademark- (daunorubicin citrate liposome injection), an anticancer agent approved for the treatment of Kaposi's sarcoma in people with AIDS; and VISTIDE-Registered Trademark- (cidofovir injection), an antiviral agent used to treat cytomegalovirus (CMV) retinitis in people with AIDS.

Gilead has further strengthened its pipeline through the merger with NeXstar, resulting in a portfolio that now includes seven investigational compounds in various stages of clinical development. In June of this year, Gilead filed a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for adefovir dipivoxil 60 mg for the potential treatment of human immunodeficiency virus (HIV). Also currently in review with the FDA is the NDA for Tamiflu-TM- (oseltarnivir phosphate) (formerly known as GS 4104) for the treatment of influenza. F. Hofmann-La Roche Ltd, Gilead's worldwide development and marketing partner for this potential product, has also recently filed for marketing authorization of Tamiflu in the European Union under the centralized procedure. Additional candidates in human testing include adefovir dipivoxil for hepatitis B virus infection (Phase III), tenofovir disoproxil fumarate (formerly known as PMPA) for the treatment of HIV (Phase II), MiKasome-Registered Trademark- (liposomal amikacin) for serious bacterial infections (Phase I/II), NX 1838 for age-related macular degeneration (Phase II) and NX211 (liposomal lurtotecan) for ovarian and lung cancer (Phase I).

INTERNATIONAL BUSINESS EXPANDS GILEAD'S REACH

As a result of the merger, Gilead now has a proven international development and commercialization team located in Europe and Australia, focused on the distribution, marketing and sales of AmBisome and DaunoXome. This organization is well positioned to market Gilead's future drug candidates in Europe and Australia. NeXstar's U.S. sales and marketing team contributes significant cancer and HIV experience to the combined company, in advance of Gilead's potential launch of adefovir dipivoxil for HIV.

Gilead Sciences, headquartered in Foster City, CA, is an independent biopharmaceutical company that seeks to provide accelerated treatment solutions for patients and the people who care for them. The company discovers, develops, manufactures and commercializes proprietary therapeutics for challenging infectious diseases (viral, fungal and bacteria infections) and cancer. Gilead maintains research, development or manufacturing facilities in Foster City, CA, Boulder, CO, San Dimas, CA and Cambridge, UK, and sales and marketing organizations in the United States, Europe and Australia. Gilead common stock is traded on The Nasdaq Stock market under the symbol GILD.